Exhibit 99.1

Better World Acquisition Corp. Announces Liquidation

New York, NY– July 13, 2023 – Better World Acquisition Corp. (the “Company”) (Nasdaq: BWAC), announced today that, due to its inability to complete an initial business combination within the time period required by its Amended and Restated Certificate of Incorporation, as amended, the Company intends to liquidate and dissolve, effective as of the close of business on July 17, 2023, and will redeem all of the outstanding shares of common stock that were included in the units issued to public stockholders in its initial public offering (the “Public Shares”), at a per-share redemption price of approximately $10.91 (after taking into account the removal of a portion of the accrued interest in the trust account to pay taxes).

As of the close of business on July 17, 2023, the Public Shares will be deemed cancelled and will represent only the right to receive the redemption amount.

In order to provide for the disbursement of funds from the trust account, the Company has instructed the trustee of the trust account to take all necessary actions to liquidate the trust account. The proceeds of the trust account will be held in a non-interest bearing account while awaiting disbursement to the holders of the Public Shares. Record holders will receive their pro rata portion of the proceeds of the trust account by delivering their Public Shares to Continental Stock Transfer & Trust Company, the Company’s transfer agent. Beneficial owners of Public Shares held in “street name,” however, will not need to take any action in order to receive the redemption amount. The redemption of the Public Shares is expected to be completed within ten business days after July 17, 2023.

The Company’s sponsor has agreed to waive its redemption rights with respect to its founder shares issued in a private placement prior to the Company’s initial public offering. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless.

The Company expects that the Nasdaq Stock Market will file a Form 25 with the United States Securities and Exchange Commission (the “Commission”) to delist the Company’s securities. The Company thereafter expects to file a Form 15 with the Commission to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended.

About Better World Acquisition Corp.

Better World is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Peter S.H. Grubstein

Chief Financial Officer

Better World Acquisition Corp.

(212) 450-9700